Exhibit 99.1

Contact:  Joyce Strand (650) 631-3138

Nektar Therapeutics Announces Offering

of Convertible Subordinated Notes

San Carlos, CA, June 25, 2003 — Nektar Therapeutics (NASDAQ:NKTR), formerly Inhale Therapeutic Systems, Inc., today announced the pricing of its offering of $100 million of 3% convertible subordinated notes due in 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Notes will bear interest at a rate of 3% per annum and will be convertible into shares of Nektar common stock at the rate of approximately 88.1057 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $11.35 per share.  Except pursuant to a limited pledge of collateral equal to the initial six payments of interest on the Notes, the Notes will be subordinated to all present and future senior debt of Nektar.  Nektar has also granted the initial purchasers an option to purchase up to an additional $25 million in principal amount of notes to cover over-allotments. The offering is expected to close on June 30, 2003, subject to customary closing conditions.

The net proceeds of the offering will be used by Nektar for general corporate purposes, which may include investing in or accelerating various product development programs, undertaking potential acquisitions, and developing technologies.  In addition, Nektar has reached agreements in principle with a limited number of holders of its outstanding convertible notes and debentures in privately negotiated transactions to repurchase certain of these outstanding obligations in exchange for cash of approximately $17.2 million in the aggregate.  Nektar may potentially use additional portions of the net proceeds to repurchase additional outstanding convertible subordinated notes and debentures from a limited number of purchasers in privately negotiated transactions or from a limited number of purchasers in unsolicited open market transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

Nektar Therapeutics provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics.  Nektar’s advanced drug delivery capabilities are designed to enable the company’s biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the lifecycles of established products.

This release contains forward-looking statements that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations.  These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.  Actual results could differ materially from these forward-looking statements.

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